Exhibit 99.1

News Release

First Solar, Inc. Announces First Quarter 2012 Financial Results

Net sales of $497 million

GAAP EPS loss of $5.20 per fully diluted share after charges of $5.12 per share

Non-GAAP EPS loss of $0.08 per fully diluted share

Raises 2012 guidance for EPS and operating cash flow

TEMPE, Ariz., May 3, 2012 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the first quarter of 2012. Net sales were $497 million in the quarter, a decrease of $163 million from the fourth quarter of 2011, primarily due to lower volumes for module-only sales, and $70 million below the first quarter of 2011, primarily due to lower average selling prices and lower volumes for module-only sales, which was partially offset by higher systems revenue.

The Company reported a first quarter net loss of $5.20 per fully diluted share, compared to a net loss of $4.78 per fully diluted share in the fourth quarter of 2011 and net income of $1.33 per fully diluted share in the first quarter of 2011. The first quarter of 2012 was impacted by pre-tax charges consisting of (i) $401 million (reducing EPS by $4.64) related to previously-announced restructuring actions, including asset impairments, and (ii) $43 million (reducing EPS by $0.48) related to costs in excess of normal warranty expense associated with our previously announced 2008 to 2009 manufacturing excursion, including approximately $31 million in accruals which reflect the completion of processing for all remaining claims during the first quarter.

The non-GAAP net loss per fully diluted share, which excludes the charges listed above, was $0.08 for the first quarter. For a reconciliation of these non-GAAP measures to measures presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see the tables below.

Cash and Marketable Securities at the end of the first quarter were $750 million, down from $788 million at the end of the fourth quarter of 2011.

Based on reductions in First Solar’s ongoing cost structure related to our restructuring initiatives, the Company is increasing 2012 guidance as follows:

•

Earnings per fully diluted share guidance to $4.00-$4.50, compared to prior guidance of $3.75-$4.25, in each case excluding restructuring and impairment charges, and costs in excess of normal warranty expense;

•	Operating cash flow guidance to $850-$950 million, compared to prior guidance of $800-$900 million.

“First Solar’s performance in the quarter was impacted by an aggressive competitive environment resulting from persistent supply-demand imbalances in the market, as well as restructuring costs that will improve our operating efficiency and help position us for the future,” said Mike Ahearn, Chairman of the Board. “Looking forward, we are confident we have the right long-term strategy and the right platform to enable long-term growth and value creation. We believe that by executing our strategic roadmaps and completing our restructuring program we can achieve our targets of 2.6 to 3.0 GW of sales in sustainable markets, earning a return on invested capital of 13 to 17 percent by 2016.”

First Solar has scheduled a conference call today, May 3, 2012 at 4 30 p.m. EDT to discuss this announcement and its five-year plan. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Thursday, May 10, 2012 at midnight EDT and can be accessed by dialing 888-203-1112 if you are calling from within the United States or +1-719-457-0820 if you are calling from outside the United States and entering the replay pass code 3703847. A replay of the webcast will be available on the Investors section of the company’s web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced thin-film modules. The company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module collection and recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

Investors

David Brady

dbrady@firstsolar.com

Luke Fairborn

lucas.fairborn@firstsolar.com

Michelle Pereira

michelle.pereira@firstsolar.com

+1 (602) 414-9315

Media

Ted Meyer

+1 (602) 427-3318

ted.meyer@firstsolar.com

SOURCE: First Solar, Inc.

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$610,480	$605,619
Marketable securities	53,107	66,146
Accounts receivable trade, net	315,915	310,568
Accounts receivable, unbilled	551,610	533,399
Inventories	582,607	475,867
Balance of systems parts	122,959	53,784
Deferred project costs	395,069	197,702
Deferred tax assets, net	32,824	41,144
Assets held for sale	46,232	—
Prepaid expenses and other current assets	189,600	329,032

Total current assets	2,900,403	2,613,261
Property, plant and equipment, net	1,540,953	1,815,958
Project assets	133,764	374,881
Deferred project costs	207,361	122,688
Note receivable, affiliate	21,350	—
Deferred tax assets, net	343,174	340,274
Marketable securities	86,131	116,192
Restricted cash and investments	282,526	200,550
Goodwill	65,444	65,444
Inventories	139,381	60,751
Other assets	53,025	67,615
Total assets	$5,773,512	$5,777,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$218,216	$176,448
Income taxes payable	15,979	9,541
Accrued expenses	434,333	406,659
Current portion of long-term debt	58,238	44,505
Deferred revenue	177,583	41,925
Other current liabilities	266,684	294,646

Total current liabilities	1,171,033	973,724
Accrued solar module collection and recycling liability	177,439	167,378
Long-term debt	806,070	619,143
Other liabilities	409,974	373,506

Total liabilities	2,564,516	2,133,751

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 86,714,539 and 86,467,873 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	87	86
Additional paid-in capital	2,043,146	2,022,743
Accumulated earnings	1,176,655	1,626,071
Accumulated other comprehensive loss	(10,892)	(5,037)

Total stockholders’ equity	3,208,996	3,643,863

Total liabilities and stockholders’ equity	$5,773,512	$5,777,614

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
Net sales	$497,055	$567,293
Cost of sales	420,310	307,628

Gross profit	76,745	259,665
Operating expenses:
Research and development	36,084	31,351
Selling, general and administrative	91,820	87,000
Production start-up	4,058	11,931
Restructuring	401,065	—
Total operating expenses	533,027	130,282

Operating (loss) income	(456,282)	129,383
Foreign currency (loss) gain	(984)	950
Interest income	2,911	3,023
Interest expense, net	(920)	—
Other income (expense), net	(1,211)	(349)

(Loss) income before income taxes	(456,486)	133,007
Income tax (benefit) expense	(7,070)	17,039

Net (loss) income	$(449,416)	$115,968

Net (loss) income per share:
Basic	$(5.20)	$1.36

Diluted	$(5.20)	$1.33

Weighted-average number of shares used in per share calculations:
Basic	86,507	85,324

Diluted	86,507	87,053

Non-GAAP Financial Measures

The non-GAAP financial measures included in the tables below are non-GAAP net (loss) income and non-GAAP net (loss) income per share, which adjust for the following items: Warranty and Cost in Excess of Normal Warranty Expense, and Restructuring. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s performance to prior periods and investors benefit from an understanding of these non-GAAP financial measures. The use of non-GAAP financial measures has limitations and you should not consider these performance measures in isolation from or as an alternative to measures presented in accordance with GAAP such as net (loss) income and net (loss) income per share.

Warranty and Cost in Excess of Normal Warranty Expense: Included in our GAAP presentation of cost of sales and operating expenses, warranty and cost in excess of normal warranty expense primarily reflect estimated costs related to our remediation of a manufacturing excursion that occurred between June 2008 and June 2009. We exclude this expense from our non-GAAP measures because we do not believe they reflect expected future costs.

Restructuring: Included in our GAAP presentation of operating expenses, restructuring costs represent asset impairment and related costs and severance and termination related costs primarily due to a series of restructuring initiatives intended to align the organization with our long-term strategic plan including expected sustainable market opportunities and to reduce costs. We exclude restructuring from our non-GAAP measures because the asset impairment portion of the charges does not reflect our cash position or our cash flows from operating activities, and the restructuring charges overall do not reflect future operating expenses, are not indicative of our core operating performance, and are not meaningful in comparing to our past operating performance.

Three Months Ended March 31, 2012 (in thousands except per share data)

	GAAP	Warranty and Cost in Excess of Normal Warranty Expense		Restructuring		Non-GAAP
(Loss) income before income taxes	$(456,486)	$42,932	(1)	$401,065		$(12,489)
Income tax (benefit) expense	(7,070)	1,311	(2)	(14	) (2)	$(5,773)

Net (loss) income	$(449,416)	$41,621		$401,079		$(6,716)

Net (loss) income per share	$(5.20)	$0.48		$4.64		$(0.08)
Weighted -average shares outstanding	86,507	86,507		86,507		86,507

(1)	Balance includes (i) $22.6 million partially related to a net increase in the expected number of replacement modules required for certain remediation efforts related to the manufacturing excursion that occurred between June 2008 and June 2009. The remaining increase was primarily related to a change in estimate for the market value of the modules that we estimate will be returned to us under the voluntary remediation efforts that meet the required performance standards to be re-sold as refurbished modules, (ii) $15.9 in estimated compensation payments to customers, under certain circumstances, for power lost prior to remediation of the customer’s system under our remediation program, and (iii) $4.4 million in estimated expenses for remediation efforts related to module removal, replacement and logistical services committed to and undertaken by us beyond the normal product warranty.
(2)	The amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net (loss) income.